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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): August 18, 1998


                           FIRST COASTAL CORPORATION
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             (Exact name of registrant as specified in its charter)



            DELAWARE                      0-14087           06-1177661
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    (State or other jurisdiction of    (Commission         (IRS Employer
           incorporation                 File No.)      Identification No.)

                36 THOMAS DRIVE, WESTBROOK, MAINE         04092
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             (Address of principal executive offices)   (Zip Code)


      Registrant's telephone number, including area code:  (207) 774-5000


                                Not applicable
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         (Former name or former address, if changed since last report)
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ITEM 5.   Other Events.
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     On August 18, 1998, Coastal Bank (the "Bank"), the sole subsidiary of
First Coastal Corporation (the "Company"), entered into an Agreement of
Purchase and Sale to sell its real estate located at 36 Thomas Drive, Westbrook, Maine, which is currently its headquarters, operations center and serves as a branch banking office, to SYSCO Food Services of Northern New England, Inc. The sale price is $1.6 million and the Company's net pre-tax gain on the sale is estimated to be $540,000. The closing is expected in mid-September and as part of the transaction the Bank will lease and continue to conduct business from this location for a period of up to 18 months, until a new facility is located and the Company's relocation is completed. The Company intends to remain headquarted in the Greater Portland area and efforts are currently underway to identify and secure a main office facility that will adequately support the Company and the Bank's current operations.

     The Agreement of Purchase and Sale and the Company's and the Bank's press release are attached to this Current Report on Form 8-K as exhibits 99(a) and 99(b), respectively, and are hereby incorporated by reference herein and made a part hereof.


ITEM 7.   Financial Statements and Exhibits.
          ---------------------------------

(a)       Not applicable.

(b)       Not applicable.

(c)       Exhibits

          99(a). Agreement of Purchase and Sale, dated August 18, 1998, between Coastal Bank and SYSCO Food Services of
                  Northern New England, Inc.

          99(b).  Press Release of the Company and the Bank, dated
                  August 21, 1998.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    FIRST COASTAL CORPORATION



Date: August 31, 1998               By: /s/ Gregory T. Caswell
                                       --------------------------------------
                                       Gregory T. Caswell
                                       President and Chief Executive Officer

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                                 EXHIBIT INDEX


EXHIBIT NO.    IDENTITY OF EXHIBIT
-----------    -------------------

99a. Agreement of Purchase and Sale, dated August 18, 1998, between Coastal Bank and SYSCO Food Services of
               Northern New England, Inc.

99b.           Press Release of the Company and the Bank, dated August 21, 1998.